Exhibit (a)(1)(E)

Offer to Purchase for Cash

Up to 1,316,866 Outstanding Shares of Common Stock

(including Associated Preferred Stock Purchase Rights)

of

iGo, Inc.

at

$3.95 Net Per Share

Pursuant to the Offer to Purchase dated July 25, 2013

by

Steel Excel Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00P.M., NEW YORK CITY TIME, ON AUGUST 22, 2013, UNLESS THE OFFER IS EXTENDED.

July 25, 2013

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated July 25, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") in connection with the offer by Steel Excel Inc., a Delaware corporation (the "Purchaser") to purchase up to 1,316,866 outstanding shares of common stock, par value $0.01 per share (the "Shares"), of iGo, Inc., a Delaware corporation ("iGo"), together with the associated preferred stock purchase rights issued in connection with and subject to Amended and Restated Stockholder Rights Agreement, (the “Rights Agreement”), dated as of June 20, 2013, as amended, by and between iGo and Computershare Trust Company, N.A., at a purchase price of $3.95 per Share, net to the seller in cash without interest, less any applicable withholding taxes thereon, upon the terms and subject to the conditions of the Offer.

        Also enclosed is a letter to stockholders of iGo from the Chief Executive Officer of iGo, accompanied by iGo's Solicitation/Recommendation Statement on Schedule 14D-9.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

1.	The offer price for the Offer is $3.95 per Share, net to you in cash without interest, less any applicable withholding taxes thereon, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for up to 1,316,866 outstanding Shares.

3.

In the event the Offer is oversubscribed, Shares tendered will be subject to proration upon the terms and subject to the conditions of the Offer. See Section 2 - “Acceptance for Payment; Proration; Payment” of the Offer to Purchase.

4.

The Offer is being made in connection with the Stock Purchase and Sale Agreement, dated as of July 11, 2013 (together with any amendments or supplements thereto, the "Purchase Agreement"), between Purchaser and iGo.

Exhibit (a)(1)(E)

5.

On July 1, 2013, the board of directors of iGo unanimously (1) determined that the Offer and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of iGo and its stockholders; (2) approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer; and (3) recommended that iGo’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

6.

There is no financing condition to the Offer, but it is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 15 -“Conditions of the Offer and Top-Up Purchase” of the Offer to Purchase.

7.	The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on August 22, 2013, unless the Offer is extended by Purchaser or earlier terminated.

8.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), in accordance with the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal.

If any tendered Shares are not purchased pursuant to the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at DTC), at the expense of Purchaser, promptly following the expiration or termination of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Exhibit (a)(1)(E)

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
Up to 1,316,866 Outstanding Shares of Common Stock

(including Associated Preferred Stock Purchase Rights)

of

iGo, Inc.

at

$3.95 Net Per Share

Pursuant to the Offer to Purchase dated July 25, 2013

by

Steel Excel Inc.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 25, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), in connection with the offer by Steel Excel Inc., a Delaware corporation (the "Purchaser") to purchase up to 1,316,866 outstanding shares of common stock, par value $0.01 per share (the "Shares"), of iGo, Inc., a Delaware corporation ("iGo"), together with the associated preferred stock purchase rights issued in connection with and subject to the Amended and Restated Rights Agreement, dated as of June 20, 2013, and as amended, by and between iGo and Computershare Trust Company, N.A., at a purchase price of $3.95 per Share, net to the seller in cash without interest, less any applicable withholding taxes thereon, upon the terms and subject to the conditions of the Offer.

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser; however, iGo stockholders may challenge Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the Instruction Form hereto) in a court of competent jurisdiction.

Number of Shares* to Be Tendered:

Sign Below

Account Number:	Signature(s):

Dated: , 2013	Name(s):

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Daytime Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Exhibit (a)(1)(E)

Please return this form to the brokerage firm or other nominee maintaining your account. The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.